EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-15167 and 33-82172 of State Bancorp, Inc., on Form S-8 of our reports dated March 11, 2005, relating to the financial statements of State Bancorp, Inc. and to management’s report on the effectiveness of internal control over financial reporting, appearing in and incorporated by reference in this Annual Report on Form 10-K of State Bancorp, Inc. for the year ended December 31, 2004.

s/Deloitte & Touche LLP
Philadelphia, PA
March 14, 2005